FOR IMMEDIATE RELEASE

Surna Reports Hydro’s Pro Forma Combined Results;

Surna Posts Prelim Nine Months Gross Revenue

Boulder, CO – October 8, 2014 — Surna Inc. (OTCQB: SRNA), a company that develops, acquires, produces and sells equipment for the legal marijuana industry with a focus on disruptive technology, today announced it has filed the audited FY 2013 and 2012 financial results for its July 1, 2014 acquisition of Hydro Innovations (“Hydro”) as well as its unaudited, pro forma combined financial results for the six months ended June 30, 2014. Additionally, the Company reports its preliminary proforma gross revenue for the nine months ended September 30, 2014.

The financial results presented herein are summary highlights. Readers are encouraged to read the complete report Surna is filing today on Form 8-K/A with the SEC, under the Company’s website “Investors” tab at www.surna.com, along with its other relevant reports on Forms 10-Q and 10-K.

Surna Gross Revenues

Beginning with the third quarter of 2014, the Company will report consolidated financial results combining Surna and Hydro. Surna’s unaudited combined pro forma growth is as follows:

●	$380,000 in gross revenues for the three months ended March 31, 2014,

●	$996,000 in gross revenues for the six months ended June 30, 2014,

●	$1,800,000 in gross revenues estimated for the nine months ended September 30, 2014.

Surna’s Robust Growth: On Plan

“One of the most exciting aspects of the Company’s robust growth is that we have accelerated revenues from the first quarter simply from our existing infrastructure and product offerings,” said Tom Bollich, Surna Chairman and Chief Executive Officer. “Although still operating at a loss, Surna has a tremendous opportunity in front of us with states such as Nevada and Illinois initiating legal sales soon and Washington just beginning to develop its infrastructure. We are successfully executing on an aggressive business plan that calls for investing heavily in people, R&D, technology, products and marketing — to quickly capture a leading share of the incipient but burgeoning North American legal cannabis market.

“This includes the Company’s recent announcement of hiring Todd Whitaker, a veteran design engineer with extensive NASA project experience who joins us as sixth professional in the engineering department,” Mr. Bollich added. “We are focused on creating a technological lead over the rest of the industry so wide that, by the time the industry begins to realize its full potential, our position will have reached a critical mass that dominates the tech side of this business. We now have a sales and marketing department of five savvy professionals complementing the rapid growth of our team, we’ve more than doubled the size of our corporate headquarters and have obtained the support of Newbridge Financial for M&A and financial advisory services. Add to this several patent filings made, or in process, and the products slated for launch throughout 2015, we are blazing the trail with disruptive, high-end, cultivation technology.

“We are confident that with those new products and others in the development pipeline, combined with ramping up our robust multi-channel marketing campaign, that Surna is well-positioned for accelerating financial performance into 2015.

“Both our challenge, and our opportunity,” Mr. Bollich concluded, “Will be keeping up to capitalize on the exponential industry growth over the next few years — which is why we are investing heavily today.”

According to Bloomberg Industries, national legalization has the potential to start a $35 billion to $45 billion a year industry. At that level, the Company noted, cannabis would eclipse the US wine market’s $34.6 billion – which is the world’s largest wine market.

HI-14 Combined Pro Forma Operations

The unaudited, condensed, combined, pro forma operations of Surna and Hydro for the six months ended June 30, 2014 had combined gross revenues of $996,484 with an operating loss of ($610,901).

About Surna, Inc.

Led by Tom Bollich, the visionary technologist who co-founded famed gaming company Zynga which ultimately rose to a $10 billion market valuation, Surna’s mission is to acquire intellectual property and scalable operating companies in the nascent, legal marijuana industry with a focus on disruptive technology, equipment and related support services (www.surna.com) Through its wholly owned subsidiary, Hydro Innovations, the Company offers a comprehensive line of commercial and small business indoor agriculture equipment (www.hydroinnovations.com).

The Company represents a pure play on explosive growth in the cannabis industry, while being agnostic as to the escalating proliferation of regulated, commodity cannabis growers & seller, winners or losers; its business model excludes the production or sale of marijuana.

Safe Harbor Statement

This news release contains statements that involve expectations, plans or intentions (such as those relating to future business or financial results, new features or services, or management strategies) and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as “may” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. Our actual results, such as the Company’s ability to finance, complete and consolidate acquisition of IP, assets and operating companies, could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the company such as a result of various factors, including future economic, competitive, regulatory, and market conditions. The company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Investor Relations

David Kugelman

Atlanta Capital Partners, LLC

(404) 856-9157

(866) 692-6847 Toll Free - U.S. And Canada

At the Company

Tae Darnell

VP and General Counsel

(303) 993-5271

tae@surna.com